Exhibit 11.     SCHEDULE OF COMPUTATION OF INCOME PER SHARE

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(in thousands except per share data)                                                          1997         1996         1995
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
Net income                                                                                 $21,315      $21,957       $20,985

Basic shares (1)                                                                            19,768       19,670        19,478
Add:     (1)  common equivalent shares representing shares issuable upon conversion  of stock  options  (using the treasury  stock  method)
              Options  outstanding  not included in the  computation  of diluted shares were 40, 60, and 0 for 1997,  1996 and 1995,  respectively, because the  options'  price was greater  than the average  market
              price of the common shares.                                                      202          308           532

Diluted shares (1)                                                                          19,970       19,978        20,010

Basic net income per share (1)                                                             $  1.08      $  1.12       $  1.08

Diluted net income per share (1)                                                           $  1.07      $  1.10       $  1.05


(1) All share and per share data reflect a two-for-one common stock split effective November 1997. (Note E)
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